Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 033-63299, No. 033-55695, No. 333-93345 and No. 333-140103, and Forms S-3 No. 333-67594 and No. 333-11221) of The Marcus Corporation of our report dated August 11, 2008, with respect to the consolidated financial statements of The Marcus Corporation as of and for the two years in the period ended May 29, 2008 included in the Annual Report (Form 10-K) for the year ended May 28, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
August 11, 2009